Exhibit 10.1

Amendment Number 1 to the Argonaut Deferred Compensation Plan for

Non-Employee Directors (the “Plan”)

August 6, 2007

WHEREAS, Argonaut Group, Inc. (the “Company”) adopted the Plan effective December 16, 2005 as a way to provide certain deferred compensation benefits to non-employee members of the board of directors of the Company;

WHEREAS, the Company desires to amend the Plan in the manner herein set forth below.

NOW, THEREFORE, pursuant to the authority reserved to it under Section 9.02 of the Plan, the Company hereby amends the Plan as follows:

1.	Section 1.03 of the Plan is amended by deleting the final two sentences thereof.

2.	Section 5.01 of the Plan is hereby deleted and the following substituted therefor:

5.01	Distributions. Subject to the provisions of this Section 5.01, all Benefit Payments shall be made by the Company in the form of shares of the Company’s stock purchased by the Company using funds available from its general assets. No previously unissued shares of the Company’s stock shall be reserved or issued in connection with the Plan. Notwithstanding the foregoing, a Participant may elect at any time prior to the commencement of the calendar year in which a Distribution Event occurs to receive the value of a Benefit Payment in cash, with such election continuing in effect until subsequently changed by the Participant. For purposes of determining the number of shares of stock to be delivered to a Participant (in the case of Benefit Payments to be made in stock) and determining the amount of cash to be distributed to a Participant (in the case of Benefit Payments to be made in cash), the value of shares of the Company’s stock shall be determined by reference to the closing price of the Company’s stock on the national stock exchange on which such stock is listed on the next trading day after the Distribution Event triggering such payment.

3.	Section 7.01 of the Plan is hereby deleted and the following substituted therefor:

7.01	Distribution Events. A Participant or Beneficiary under this Plan shall be eligible to receive a Benefit Payment under this Plan only upon the occurrence of a Distribution Event, which shall be deemed to occur on the earlier of:

(a)	The date on which a Participant ceases to be a member of the Board due to the Participant’s retirement;

(b)	The date on which a Participant ceases to be a member of the Board due to death or Total Disability;

(c)	The date on which a Participant ceases to be a member of the Board for any reason other than for death, retirement, Total Disability or Termination with Cause;

(d)	The date on which an Award is made to the Participant’s Account for services performed during the year in which the Participant retired, died, or became Totally Disabled;

(e)	The date on which a Change in Control becomes effective; or

(f)	February 15, 2008.

4.	Section 7.02 of the Plan is amended by adding new subsection (e) to read as follows:

(e)	February 15, 2008 Payments. Upon the occurrence of a Distribution Event relating to February 15, 2008, the Plan Administrator shall distribute the resulting Benefit Payment to the Participant or the Participant’s Beneficiary on February 19, 2008 but in no event shall such Benefit Payment be made later than December 31, 2008.

IN WITNESS WHEREOF, the Company hereby adopts this Amendment Number 1 as of the date first written above.

ARGONAUT GROUP, INC.

/s/ Craig S. Comeaux
By:	Craig S. Comeaux
Its:	Vice President, Secretary and Deputy General Counsel

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